Exhibit 99

Sept. 25, 2018

RICHARD PARSONS NAMED INTERIM CHAIRMAN OF THE BOARD OF DIRECTORS, CBS CORPORATION

Richard Parsons has been named CBS Corporation’s Interim Chairman of the Board of Directors, the Company announced today. The Board unanimously approved the appointment, which was recommended by the Board’s Nominating and Governance Committee.

“Dick Parsons has a combination of deep industry knowledge and unmatched corporate and board experience,” said Candace Beinecke, Chair of CBS’ Nominating and Governance Committee. “We are fortunate to have Dick in this leadership role.”

“We have a distinguished and independent Board that is steadfast in its commitment to serve the best interests of all shareholders,” said Parsons. “I think I speak for all Board members when I say I look forward to learning more about CBS’ compelling opportunities and how we can help guide and support the Company’s growth.”

The Company also announced that Bruce Gordon and William Cohen, who have served on the Board of Directors since CBS became a stand-alone public company in 2006, have decided to step down from their posts to focus on other personal and professional priorities. The Board unanimously adopted a resolution to express its thanks and appreciation to Messrs. Gordon and Cohen for their long and dedicated service to CBS, and to wish them well on their future endeavors.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most-recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Network Ten Australia, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian

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CBS Corporation…2

Networks, Simon & Schuster, CBS Television Stations, CBS EcoMedia, and CBS Experiences. For more information, go to www.cbscorporation.com.

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Press Contact:

Dana McClintock	212-975-1077	dlmcclintock@cbs.com